EXHIBIT 99.3

FOG CUTTER CAPITAL GROUP INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Year Ended December 31, 2006
	As Reported	Pro forma Adjustments	Pro forma
		(Unaudited)	(Unaudited)

Revenue:
Restaurant and manufacturing sales	$38,252		$38,252
Restaurant franchise and royalty fees	2,779		2,779
Real estate rental income	3,909	(3,706)	203
Total revenue	44,940	(3,706)	41,234

Operating costs and expenses:
Restaurant and manufacturing cost of sales	21,570		21,570
Real estate operating expense	1,486	(1,331)	155
Engineering and development	1,556		1,556
Depreciation and amortization	1,915	(448)	1,467
Total operating costs and expenses	26,527	(1,779)	24,748

General and administrative expenses:
Compensation and employee benefits	11,911		11,911
Professional fees	3,819		3,819
Fees paid to related parties	426		426
Other	15,562	(210)	15,352
Total general and administrative expenses	31,718	(210)	31,508

Non-operating income (expense):
Gain on sale of real estate	2,905	(505)	2,400
Gain on sale of notes receivable	496		496
Interest income	283	(25)	258
Interest expense	(2,833)	1,058	(1,775)
Other income (loss), net	191	(6)	185
Total non-operating income (expense)	1,042	522	1,564
Loss before provision for income taxes, minority interests, and equity in income of equity investees	(12,263)	(1,195)	(13,458)
			—
Minority interest in losses	109		109
Equity in earnings of equity investees	748		748
Income tax benefit	1,176		1,176
Income (loss) from continuing operations	(10,230)	(1,195)	(11,425)

Basic earnings (loss) per share from continuing operations	$(1.28)	$(0.16)	$(1.44)
Basic weighted average shares outstanding	7,957,428		7,957,428
Diluted earnings (loss) per share from continuing operations	$(1.28)	$(0.16)	$(1.44)
Diluted weighted average shares outstanding	7,957,428		7,957,428